EXHIBIT 4.10

                       ASCENTIAL SOFTWARE CORPORATION

                         RESTRICTED STOCK AGREEMENT


                  This Restricted Stock Agreement (this "Restricted Stock Agreement") is made and entered into as of April 3, 2002 (the "Date of Grant"), by and between Ascential Software Corporation, a Delaware corporation (the "Company") and Mark E. Atkins (the "Recipient").

                  WHEREAS, as compensation for future services to be provided to the Company and in consideration of Recipient's execution and compliance with the terms and conditions of an agreement (the "Letter Agreement") with Vality Technology Incorporated, a Massachusetts corporation ("Vality") and the Company, dated March 11, 2002, the Company has agreed to grant Recipient 300,000 restricted shares of common stock, par value $.01 per share, of the Company; and

                  WHEREAS, the Board of Directors of the Company (the "Board") has approved the grant of Restricted Stock, as hereinafter defined, to the Recipient as set forth below.

                  NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

                  1. Grant of Restricted Stock. The Company hereby grants to the Recipient 300,000 restricted shares of the common stock of the Company, par value $.01 per share (the "Restricted Stock"), subject to all of the terms and conditions of this Restricted Stock Agreement and the Letter Agreement. As a condition of the effectiveness of this grant, the Recipient shall pay to the Company within 10 business days of the Date of Grant, par value in cash for each share of Restricted Stock subject to this grant. The Recipient's grant and record of share ownership shall be kept on the books of the Company, until the restrictions on transfer have lapsed pursuant to Sections 2 or 3 below. Shares that have become vested pursuant to Sections 2 or 3 below may be evidenced by stock certificates, at the request of the Recipient, which certificates shall be registered in the name of the Recipient and delivered to Recipient within five (5) days of such request.

                  2. Lapse of Restrictions. Except as otherwise provided in
Section 3 hereof, the restrictions on transfer set forth in Section 4 hereof shall lapse, with respect to all of the Restricted Stock, on January 3, 2003.

                  3. Termination of Service; Compliance with Letter
Agreement.

                  (a) If prior to December 31, 2002, the Recipient's employment or service with the Company is terminated by Recipient for any reason or by the Company or Vality for Cause (as defined in Section 3(e) below) (a "Termination Event"), then all shares of Restricted Stock shall be immediately forfeited at such time, and the Company shall return to the Recipient an amount equal to the par value of the Restricted Stock which was paid by the Recipient to the Company as described in Section 1 above.

                  (b) If prior to December 31, 2002, the Recipient's employment or service with the Company is terminated (i) due to death or permanent disability, or (ii) by the Company or Vality other than for Cause, then the restrictions on transfer set forth in Section 4 below shall immediately lapse with respect to all shares of Restricted Stock and such shares shall be deemed vested for all purposes under this Restricted Stock Agreement.

                  (c) If at any time the Recipient is not in full compliance with the terms of the Letter Agreement and such non-compliance is not cured within 30 days of written notice to the Recipient of such non-compliance (a "Breach Event"), in addition to being subject to all remedies in law or equity that the Company or Vality may assert, then at any time thereafter the Company, in its sole and absolute discretion, may
(i) to the extent that the Restricted Stock is beneficially owned by the Recipient, reacquire from the Recipient for $.01 any or all of the shares of Restricted Stock; and (ii) to the extent that the Restricted Stock has been sold, assigned or otherwise transferred by the Recipient, recover from the Recipient an amount equal to the proceeds from such sale, assignment or transfer.

                  (d) Upon the occurrence of a Breach Event, the Company may elect to purchase all or any portion of the Restricted Stock pursuant to this Section 3 by delivery of written notice (the "Repurchase Notice") to the Recipient within ninety (90) days after the occurrence of such Breach Event.

                  (e) For the purposes of determining whether a Termination Event has occurred, the term "Cause" shall mean the occurrence of one or more of the following: (i) Recipient 's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction in which the conduct alleged to constitute the felony occurred; (ii) Recipient 's misappropriation of funds or property or commission of an act of fraud, whether prior or subsequent to the Date of Grant; (iii) gross negligence or recklessness by the Recipient in the scope of the Recipient 's services to the Company; (iv) a breach by the Recipient of a material provision of this Restricted Stock Agreement or the Letter Agreement which is not cured within 30 days of notice; (v) a willful failure by the Recipient to substantially perform his duties and responsibilities as an employee after notice of such willful failure; or (vi) a material breach by the Recipient of the Company's policies or procedures.

                  4. Restrictions on Transfer. Unless earlier vested pursuant to Section 3(b) above, shares of Restricted Stock may not be transferred or otherwise disposed of by the Recipient prior to January 3, 2003, including by way of sale, assignment, transfer, pledge or otherwise except by will or the laws of descent and distribution.

                  5. Rights as a Stockholder. The Company shall hold in escrow all dividends, if any, that are paid with respect to the shares of Restricted Stock until all restrictions on such shares have lapsed. Recipient agrees that the right to vote any shares for which the restrictions on transfer set forth in Section 4 hereof have not yet lapsed (the "Unvested Shares") will be held by the Company and, accordingly, shall execute an irrevocable proxy in favor of the Company for all shares of Restricted Stock in the form supplied by the Company.

                  6. Notices. Any notice or communication given hereunder shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the following addresses:

                  To you at:

                  Mark E. Atkins
                  4 Longfellow Place
                  Suite 3701
                  Boston, MA  02114
                  Telephone:  617-720-1131

                  with a copy to:

                  Testa, Hurwitz & Thibeault LLP
                  125 High Street
                  Boston, MA  02110
                  Attn:  Mark Macenka, Esq.
                  Telephone:  617-248-7000
                  Facsimile:  617-248-7100

                  To the Company at:

                  Ascential Software Corporation
                  50 Washington Street
                  Westborough, MA  01581
                  Attention:  Scott Semel, Esq.
                  Telephone:  508-366-3888 x 3204
                  Facsimile:  508-389-8726

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  One Beacon Street
                  Boston, MA 02108-3194
                  Attention:        Louis A. Goodman, Esq.
                  Telephone:        617-573-4800
                  Facsimile:        617-573-4822

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  7. Securities Laws Requirements. The Company shall not be obligated to transfer any shares of Company common stock from the Recipient to another party, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended from time to time (the "Securities Act") (or any other federal or state statutes having similar requirements as may be in effect at that time). Further, the Company may require as a condition of transfer of any shares to the Recipient that the Recipient furnish a written representation that he or she is holding the shares for investment and not with a view to resale or distribution to the public. The Company shall, promptly after the date of this Restricted Stock Agreement, file a registration statement on Form S-8 (or other applicable form), and take such actions as necessary to keep the information therein current from time to time, in order to register the Restricted Stock under the Securities Act and shall use its commercially reasonable efforts to cause such registration statement to become effective and to maintain the effectiveness of such registration.

                  8. Protections Against Violations of Restricted Stock Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Restricted Stock by any holder thereof in violation of the provisions of this Restricted Stock Agreement or the Certificate of Incorporation or the By-Laws of the Company, shall be valid, and the Company will not transfer any of said shares of Restricted Stock on its books nor will any of said shares of Restricted Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

                  9. Taxes. The Recipient understands that he (and not the Company) shall be responsible for any tax obligation that may arise as a result of the transactions contemplated by this Restricted Stock Agreement and shall pay to the Company the amount determined by the Company to be such tax obligation at the time such tax obligation arises. If the Recipient fails to make such payment, the number of shares necessary to satisfy the tax obligations shall be forfeited. The Recipient shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code.

         THE RECIPIENT ACKNOWLEDGES THAT IT IS THE RECIPIENT'S SOLE RESPONSIBILITY AND NOT THE COMPANY'S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, IN THE EVENT THAT THE RECIPIENT DESIRES TO MAKE THE ELECTION.

                  10. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Stock Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

                  11. Governing Law. This Restricted Stock Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts without regard to its principles of conflict of laws.

                  12. Amendments. This Restricted Stock Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

                  13. Survival of Terms. This Restricted Stock Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

                  14. Agreement Not a Contract for Services. Neither the grant of Restricted Stock, this Restricted Stock Agreement nor any other action taken pursuant to this Restricted Stock Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to continue to provide services as an officer, director, employee or consultant of the Company for any period of time or at any specific rate of compensation.


                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Agreement on the day and year first above written.


                                            ASCENTIAL SOFTWARE CORPORATION


                                            /s/ Peter L. Fiore
                                            ----------------------------
                                            Name: Peter Fiore
                                            Title:  President


                                            /s/  Mark E. Atkins
                                            ----------------------------
                                            Mark E. Atkins
                                            Recipient



                             IRREVOCABLE PROXY

                  I, the undersigned, hereby irrevocably authorize and empower __________ (the "Proxy") to represent me with respect of any and all Unvested Shares (as such term is defined in the Restricted Stock Agreement (the "Restricted Stock Agreement") by and between Ascential Software (the "Company") and Mark E. Atkins, at any and all general meetings of the shareholders of the Company.

                  The Proxy is irrevocably authorized and empowered to receive, in my stead, any and all notices of and invitations to the Company's general meetings, and to participate in all such general meetings; and the Proxy is authorized and empowered to vote all such Unvested Shares in such manner as the Proxy shall, in the Proxy's sole discretion, deem to be in the best interests of the Company.

                  This proxy shall remain in full force and effect until the shares of Restricted Stock granted to me pursuant to the Restricted Stock Agreement have vested in accordance with the terms of the Restricted Stock Agreement, unless otherwise determined by the Company.

NAME: ________________________

DATE:  ________________________

SIGNATURE:  _______________________________